Filed Pursuant to Rule 424(b)(3)
Registration No. 333-195678

Prospectus Supplement No. 5

(To Prospectus dated June 27, 2014)

11,595,000 Shares

CENTURY  COMMUNITIES,  INC.

Common Stock

This Prospectus Supplement No. 5 (this “Prospectus Supplement”) supplements and amends our prospectus, dated June 27, 2014, as supplemented and amended by the Prospectus Supplement No. 1, dated August 18, 2014, the Prospectus Supplement No. 2, dated November 14, 2014, the Prospectus Supplement No. 3, dated January 28, 2015, and the Prospectus Supplement No. 4, dated March 6, 2015  (as supplemented and amended, the “Final Prospectus”), relating to the resale from time to time of up to an aggregate of 11,595,000 shares of our common stock, $0.01 par value per share, by the selling stockholders identified in the Final Prospectus (which term as used in the Final Prospectus includes pledgees, donees, transferees or other successors-in-interest).

We will not receive any of the proceeds from the sale of these shares of our common stock by the selling stockholders.

You should read this Prospectus Supplement in conjunction with the Final Prospectus, and this Prospectus Supplement is qualified by reference to the Final Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Final Prospectus.  This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Final Prospectus, including any additional supplements or amendments thereto.

On March 11, 2015, we filed with the U.S. Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K to disclose information relating to our 2015 Annual Meeting of Stockholders (the “Current Report”).  This Prospectus Supplement is being filed to update, supplement and amend the information contained in the Final Prospectus with the information contained and incorporated by reference in the Current Report.  Accordingly, we have attached the Current Report to this Prospectus Supplement.

Shares of our common stock are traded on the New York Stock Exchange under the symbol “CCS.”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, under the federal securities laws and are eligible for reduced reporting requirements.  See the section entitled “Summary—Implications of Being an Emerging Growth Company” in the Final Prospectus for more information.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page 20 of the Final Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the Final Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Prospectus Supplement dated March 24, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

____________________

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 10, 2015

____________________

Century Communities, Inc.

(Exact name of registrant as specified in its charter)

____________________

Delaware

(State or Other Jurisdiction of Incorporation)

001-36491	68-0521411
(Commission File Number)	(I.R.S. Employer Identification Number)

8390 East Crescent Parkway, Suite 650 Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 770-8300

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.08.Shareholder Director Nominations.

To the extent applicable, the information in Item 8.01 of this Form 8-K is incorporated by reference into this Item 5.08.

Item 8.01.Other Events.

The Board of Directors of Century Communities, Inc., a Delaware corporation (the “Company”), has set May 13, 2015 as the date of the Company’s 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”).  The time and location of the 2015 Annual Meeting will be as set forth in the Company’s proxy statement for the 2015 Annual Meeting.

The 2015 Annual Meeting will be the Company’s first annual meeting of stockholders as a public company, and because the Company did not hold an annual meeting of stockholders in 2014, the deadline for submission of proposals by stockholders intended to be included in the Company’s 2015 proxy statement and form of proxy is a reasonable time before the Company begins to print and send its proxy materials.  Stockholders who wish to have such a proposal included in the Company’s proxy statement and form of proxy for the 2015 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must ensure that such proposal is received by the Company’s Secretary at 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111 on or before the close of business on March 21, 2015, which the Company has determined to be a reasonable time before it begins to print and mail its proxy materials.  Any such proposal must also meet the requirements set forth in the rules and regulations of the U.S. Securities and Exchange Commission in order to be eligible for inclusion in the proxy statement for the 2015 Annual Meeting.

In addition, in accordance with the requirements contained in the Company’s Bylaws, stockholders who intend to nominate a person for election as a director or submit a proposal regarding any other matter of business at the 2015 Annual Meeting (other than proposals submitted for inclusion in the Company’s proxy statement for the 2015 Annual Meeting pursuant to Rule 14a-8 as described above) must ensure that written notice of such proposal (including all of the information and the representations and agreements specified in the Company’s Bylaws) is received by the Company’s Secretary at the address specified above no later than the close of business on March 21, 2015.  Any such proposal must meet the requirements set forth in the Company’s Bylaws in order to be considered at the 2015 Annual Meeting.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 11, 2015Century Communities, Inc.

By:	/s/ Dale Francescon
Name: Dale Francescon
Title: Chairman of the Board of Directors and Co-Chief Executive Officer